SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the
☐	Definitive Proxy Statement		Commission Only (as permitted)
☐	Definitive Additional Materials		by Rule 14a-6(e)(2)
☒	Soliciting Material Under Rule 14a-12

LENDINGTREE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A

	(2)	Aggregate number of securities to which transaction applies: N/A

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

	(4)	Proposed maximum aggregate value of transaction: N/A

	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid: N/A

	(2)	Form, Schedule or Registration Statement No.: N/A

	(3)	Filing Party: N/A

	(4)	Date Filed: N/A

     On May 5, 2003 LendingTree, Inc. (“LendingTree”) and USA Interactive (“USA”) issued a joint press release announcing that LendingTree and USA had entered into a merger agreement. The text of the joint press release is as follows:

[USA INTERACTIVE LOGO}	[LENDINGTREE LOGO]

*SEE IMPORTANT NOTES AT END OF RELEASE

USA INTERACTIVE AND LENDINGTREE
ANNOUNCE MERGER AGREEMENT

ENTRY INTO THE FINANCIAL SERVICES AND REAL ESTATE VERTICALS
GIVES USA ACCESS TO 75% OF TOTAL INTERACTIVE COMMERCE (U.S.)

New York, NY and Charlotte, NC – May 5, 2003 — USA Interactive (Nasdaq: USAI) and LendingTree, Inc. (Nasdaq: TREE) announced today that they have entered into an agreement by which USA would acquire all of the outstanding capital stock of LendingTree in a stock-for-stock transaction.

The transaction would represent USA’s entry into the large and attractive financial services and real estate verticals, both of which are at an early stage of online migration. LendingTree is the leading lending exchange with more than 200 participant lenders; the Company has facilitated nearly $48 billion in closed loans since inception and has recently entered the real estate sector with excellent early results.

With this transaction, USA now has a presence in seven key areas of interactive commerce that represent approximately 75% of total interactive commerce (U.S.) – Travel, Ticketing, Goods, Personals, Local/Classified Advertising, Financial Services and Real Estate. The acquisition of LendingTree adds another powerful brand and profitable interactive business to the USA family, and furthers USA’s goal of being the largest, most profitable interactive commerce company in the world. LendingTree will have access to USA’s existing base of nearly 40 million unique monthly Internet users who increasingly are provided opportunities to become customers of more than one USA property through cross-promotion, integration and the use of special offers or discounts.

The acquisition of LendingTree will be neutral to USA on an accretion/dilution basis and USA anticipates that LendingTree’s long-term growth metrics will be consistent with those of USA’s fastest growing businesses.

Under the agreement, LendingTree shareholders will receive 0.6199 of a share of USA common stock for each share of LendingTree common stock that they own, and LendingTree preferred stockholders will receive the same merger consideration, on an as-converted basis. In the transaction, USA would issue to LendingTree shareholders approximately 18.3 million basic shares and 21 million total shares on a fully diluted, treasury method basis. The transaction is generally expected to be tax-free to LendingTree shareholders. Based on closing prices of USA common stock between

April 28, 2003 and May 2, 2003, the transaction is valued in a range of $626 million to $734 million.

Barry Diller, Chairman and CEO of USA Interactive, said, “For several years now we have been saying, in answer to investor and media questions about what’s the next area of investment for our Company, that the most exciting sector is in both financial services and real estate – now, with this singular acquisition we enter both, with an excellent Company, having built a fine brand, and with great and deep management strength – we waited appropriately long enough to find the perfect solution – LendingTree.”

In connection with the merger, LendingTree options will be converted into options to acquire USA common stock, and LendingTree warrants will be converted into warrants exercisable for USA common stock.

The transaction is subject to LendingTree shareholder approval. The LendingTree Board of Directors has approved the acquisition by unanimous vote and unanimously recommends that LendingTree shareholders vote to approve the merger agreement and related matters at the special meeting to be called for consideration of the transaction. USA has received binding voting agreements to support the transaction from LendingTree shareholders representing approximately 31.5% of the as-converted-to-common vote. The transaction has been approved by the Board of Directors of USA and no separate USA shareholder approval is required. The merger, which is subject to other customary closing conditions, is expected to be completed in late summer.

Doug Lebda, Founder and CEO, and Tom Reddin, President and COO, will continue in their current positions, as will other key members of the senior management team. LendingTree’s senior management team will have a significant ongoing economic interest in the upside of LendingTree, after USA recovers its acquisition costs with a rate of return, which is designed to incent and retain LendingTree’s strong management team over the long term.

Doug Lebda said, “We believe that the merger with USA creates significant value for our shareholders, not only because of the transaction itself but also because of the opportunity to participate in USA’s tremendous future as a leader in interactive commerce.”

Mr. Lebda continued, “This will create the opportunity for us to accelerate our growth in the consumer lending and real estate verticals, leveraging our scalable business model and leading brand with USA’s capital, management expertise and synergies with other USA businesses, particularly those that help penetrate local markets. Working together we can add significant value to consumers, lenders and REALTORS®, while producing impressive growth and financial returns for shareholders. On a personal level, I am excited to join the USA family, and for the opportunities this will provide for all of LendingTree’s employees and business partners.”

USA and LendingTree will be holding a conference call in connection with this transaction on May 5 at 11 a.m. E.S.T. The live audiocast is open to the public at www.usainteractive.com/investor_relations.

About USA Interactive
USA Interactive (Nasdaq: USAI) engages worldwide in the business of interactivity via the Internet, the television and the telephone. USA’s multiple brands are organized across three areas: Electronic Retailing, Information & Services and Travel Services. Electronic Retailing is comprised of HSN, America’s Store, HSN.com, and Home Shopping Europe and Euvía in Germany. Information & Services includes Ticketmaster, Match.com, uDate, Citysearch, Evite, Entertainment Publications and Precision Response Corporation. Travel Services consists of Expedia (Nasdaq: EXPE), Hotels.com (Nasdaq: ROOM), Interval International, TV Travel Group and USA’s forthcoming U.S. cable travel network.

About LendingTree
Founded in 1996, LendingTree (Nasdaq: TREE) is the leading online lending Exchange that connects consumers, Lenders, REALTORS®, and related service providers. The LendingTree Exchange is made up of more than 200 banks, lenders, and brokers (Lenders) and has facilitated nearly $48 billion in closed loans since inception. More than 8 million consumers have accessed the LendingTree Exchange through the Company’s site at www.lendingtree.com and through online and offline partners. Loans available via the LendingTree Exchange include home mortgage, home equity, automobile, personal, debt consolidation, and credit cards. LendingTree is the No. 1 brand in the online lending market for consumers, with 67 percent national awareness. The LendingTree Lend-X technology has been cited as ‘the platform of choice’(a) for online lending and has been adopted by industry leaders to power their online lending initiatives. The LendingTree Realty Services offering connects consumers to a nationwide network of approximately 9,000 REALTORS®. The Company’s services and products are specifically designed to empower consumers, Lenders, and related service providers throughout the lending process, delivering convenience, choice, and excellent value.

     (a)  Resuscitating Mortgage Lending. Forrester Research, March 2001

REALTOR® — A registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. These forward- looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward- looking statements. These forward- looking statements are subject to risks, uncertainties and assumptions that could have a material adverse effect on the proposed transaction between USA and LendingTree and/or on our respective businesses, financial condition or results of operations. You should understand that the following important factors could affect our future results and could cause those results to differ materially from those expressed in the forward- looking statements: (1) the risk that USA’s and LendingTree’s businesses will not be integrated successfully; (2) costs related to the proposed transaction; (3) material adverse changes in economic conditions generally or in our markets or industries; (4) future regulatory and legislative actions and conditions affecting our operating areas; (5) competition from others; (6) successful integration of our divisions’ management structures; (7) product demand and market acceptance; (8) the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; (9) the ability to expand into and successfully operate in foreign markets; (10) obtaining and retaining skilled workers and key executives; (11) acts of terrorism; and (12) war or political instability. In addition, investors should consider the other information contained in or incorporated by reference into USA’s and LendingTree’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including their Annual Reports on Form 10-K for the fiscal year ended 2001, especially in the Management’s Discussion and Analysis section, their most recent Quarterly Reports on Form 10-Q and their Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward- looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward- looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction, USA Interactive will file a Prospectus, and LendingTree will file a Proxy Statement with the Securities and Exchange Commission. Investors and Security holders are urged to read carefully the Proxy Statement/Prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement/Prospectus (when it is available) and other documents containing information about USA Interactive and LendingTree, without charge, at the SEC’s web site at http://www.sec.gov. Free copies of USA Interactive’s filings may be obtained by directing a request to USA Interactive, 152 West 57th Street, New York, New York, 10019, Attention: Investor Relations, and free copies of LendingTree’s filings may be obtained by directing a request to LendingTree,
11114 Rushmore Drive, Charlotte, NC, 28277, Attention: Investor Relations.

# # #

Contacts:
Ron Sato, USA Interactive Corporate Communications, 212/314-7254;
Roger Clark/Lauren Rosenfield, USA Interactive Investor Relations, 212/314-7400;
Deborah Roth, LendingTree Corporate Communications, 704/944-8571;
Brian Regan, LendingTree Investor Relations, 704/944-8531